EXHIBIT 21
NABORS INDUSTRIES LTD.
SIGNIFICANT SUBSIDIARIES
As of December 31, 2005

Subsidiary	Jurisdiction
Nabors Drilling Canada ULC	Nova Scotia
Nabors Drilling International Ltd	Bermuda
Nabors Drilling USA, LP	Delaware
Nabors Drilling Limited (Canada)	Canada
Nabors Holding Company	Delaware
Nabors Industries, Inc.	Delaware
Nabors International Finance Inc	Delaware
Nabors International Holdings Ltd	Bermuda
Nabors Canada LP	Alberta
Ryan Energy Technologies Inc.	Alberta
Oak Leaf Investments Inc	Delaware
Pool Company	Delaware
Sundowner Offshore International Ltd	Bermuda
Yellow Deer Investments Corp	Nevada
Nabors Global Holdings Ltd	Bermuda
Nabors Well Services Co	Delaware
Nabors Hungary KFT	Hungary